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                                                                    EXHIBIT 5.1

               [Letterhead of Cadwalader, Wickersham & Taft LLP]

                                 July 10, 2003


Delta Air Lines, Inc.
Hartsfield Atlanta International Airport
Atlanta, GA 30320

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

                  We have acted as special counsel to Delta Air Lines, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the prospectus included therein (the "Prospectus"). The Registration Statement relates to the exchange offer (the "Exchange Offer") by the Company of Pass Through Certificates, Series 2003-1G (the "New Class G Certificates") for Pass Through Certificates, Series 2003-1G (the "Old Class G Certificates") originally issued pursuant to applicable exemptions from registration under the Securities Act. The face amount of the Old Class G Certificates was $391,583,000 and the New Class G Certificates will be issued in an face amount of $391,583,000 (and aggregate Pool Balance of $381,789,096) pursuant to (i) the Pass Through Trust Agreement (the "Basic Agreement"), dated as of November 16, 2000, between the Company and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association), as Pass Through Trustee (the "Trustee") and (ii) the Trust Supplement No. 2003-1G, dated as of January 30, 2003, to the Basic Agreement between the Company and U.S. Bank Trust National Association (the Basic Agreement as so supplemented, the "Trust Agreement"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

                  In rendering our opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement and the Trust Agreement and such certificates, corporate and public records, agreements and other instruments and other documents, including, among other things, the documents delivered on the date hereof. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of such documents, agreements and instruments submitted to us as copies or specimens and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed and that all parties will comply with all of their covenants and


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obligations under the applicable documents. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company and the representations and warranties contained in the Trust Agreement as to factual matters contained in or made pursuant to such documents, as we have deemed appropriate as a basis for the opinions expressed below. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations and warranties of the Company in connection with the preparation and delivery of this letter.

                  Based on and subject to the foregoing and subject to the assumptions and qualifications set forth below, we are of the opinion that, with respect to the New Class G Certificates, when the execution, authentication and delivery of the New Class G Certificates by the Trustee have been authorized by all necessary corporate action of the Company and the Trustee, and the New Class G Certificates have been duly executed, authenticated, issued and delivered by the Trustee in exchange for the Old Class G Certificates in accordance with the Trust Agreement and as described in the Registration Statement and the Prospectus, the New Class G Certificates will constitute valid and binding obligations of the Trustee enforceable against the Trustee in accordance with their terms and the holders of the New Class G Certificates will be entitled to the benefits of the Trust Agreement.

                  Our opinions set forth herein are subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and other laws affecting creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality and (iv) in the case of indemnity, contribution and exculpatory provisions and provisions relating to submission to jurisdiction, venue or service of process, applicable law and public policy considerations.

                  Our opinion expressed above is limited to the laws of the State of New York and the Federal Laws of the United States of America, except that we express no opinion as to the securities laws of any state or foreign jurisdiction. Our opinions expressed herein, as applicable, are limited to the laws of the State of New York governing the enforceability of contracts as such.

                  This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof and we assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter or modify the opinions expressed herein.

                  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the heading "Legal Opinions" in the Prospectus included in such Registration Statement. This consent is not to be construed as an admission that


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we are a person whose consent is required to be filed with the Registration
Statement under the provisions of the Securities Act.


                                  Very truly yours,

                                  /s/ Cadwalader, Wickersham & Taft LLP